                                                                    Exhibit 19.2


                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Mid Am, Inc.

In our opinion, the consolidated statement of condition and the related consolidated statements of earnings, of changes in shareholders' equity and of cash flows (not presented separately herein) present fairly, in all material respects, the financial position of Mid Am, Inc. and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP

January 19, 1998
Toledo, Ohio